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                                                                       EXHIBIT 2


May 17, 1999, as amended on July 22, 1999.

                       HOST MARRIOTT SERVICES CORPORATION
                             CHANGE IN CONTROL PLAN

1.    Title.

      This Plan shall be entitled the "Host Marriott Services Corporation Change in Control Plan" (hereinafter "Plan").

2.    Effective Date.

      The Plan shall be effective when the Secretary of the Board of Directors shall certify to the Plan Administrator that the Compensation Policy Committee of Host Marriott Services Corporation has approved all terms and conditions of the Plan. The Plan shall be immediately effective on certification by the Secretary.

3.    Plan Administrator.

      The Administrator of the Plan shall be the Vice President of Compensation and Benefits of Host Marriott Services Corporation, or such other person as the Compensation Policy Committee of the Board of Directors shall designate from time to time. The Administrator of the Plan shall not be a Plan Participant.

4.    Plan Sponsor.

      The Plan is adopted by the Compensation Policy Committee of the Host Marriott Services Corporation Board of Directors on behalf of the Plan sponsor, Host Marriott Services Corporation (hereinafter "Company").

5.    Purpose.

      The Plan is intended to retain key executives, to the benefit of the Company, by ensuring that executives covered by the Plan are treated in a fair and consistent manner, receiving a defined benefit from the Plan in consideration of their continued employment with the Company after the effective date of the Plan. The Plan applies only to termination of a Participant in the event of a change in control.

6.    Participants.

      The participants ("Participants") in the Plan shall be the President and Chief Executive Officer ("CEO"), and Senior Corporate Officers who are direct reports of the CEO, and such other Corporate Officers as the CEO shall designate, provided, however, that all Participants shall be approved by the Compensation Policy Committee of the Company. The Participants recommended by the CEO and approved by the Committee are attached as Schedule I to the Plan.


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7.    Conditions Precedent to Receive Payments.

      To receive any payments from the Plan, a Participant must:

      1.    Be an approved Participant and listed on Schedule I to this Plan;
            and

      2.    Be notified of termination from employment, as defined in the Plan;
            and

      3. Execute a full and complete waiver and release of any legal claims the Participant may have against the Company, such waiver and release to be satisfactory to the Company, in its sole discretion; and

      4. Execute an agreement providing that the Participant, following termination of employment, shall protect all confidential information, proprietary information, and trade secrets of the Company and shall not disclose any of such information without the prior written consent of the Company; and

      5. Execute an agreement that the Participant, while receiving payments from the Plan, shall not directly or indirectly solicit, induce, or otherwise seek to influence any management employee of the Company to leave the employment of the Company.

      If all such conditions have been satisfied, the Participant shall be entitled to receive the payments specified in the Plan.

8.    Termination of Employment.

      For purposes of the Plan, a termination of employment shall mean only the following and no other events of termination:

            A change in control of the Company, in connection with which the Participant is not continued in his or her same position, reporting relationship, base salary and norm bonus, and location of work, and is not offered a comparable alternative position. A change in control shall have the meaning set forth in Schedule 2 to this Plan. A comparable alternative position shall mean a position for which the Participant, in the judgment of the Company, is qualified to perform; is at the same or greater base salary and bonus of the Participant; does not involve a change in reporting relationship; and does not require relocation to an office outside fifty (50) miles of the Corporate Headquarters of the Company.

9.    Plan Payments to Participants.

      In the event of a termination of employment, as defined in Section 8 of the Plan, the following severance payments shall be made:

      Level 1: President and Chief Executive Officer: Three (3) years of the then current base salary and three (3) years of norm bonus.

      Level 11:  All Executive Vice Presidents and Senior Vice Presidents who
                 report directly to the Chief Executive Officer at the time the Plan is effective, or who thereafter


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                 become approved Participants directly reporting to the CEO:
                 Two (2) years of their then current base salary and two (2) years of norm bonus.

      Level III: Other Corporate Officers: On e and one-half (1.5) years of their then base salary and one and one-half (1.5) years of norm bonus.

      Payments shall be made in regular, bi-weekly payments, except for norm bonus, which shall be paid in a lump sum, each February 15 for the preceding fiscal year to which the norm bonus relates. All payments are subject to federal, state, and local income and social security taxes, and deductions for any benefit plans in which the Participant continues to participate. Any excise or other special taxes shall be paid by the Company.

10.   Participation in Company Employee Benefit Plans.

      Participants in the Plan shall continue to participate in all Company employee benefit plans during their period of severance payments set forth in
Section 9 of the Plan. The termination of the Participant' s employment shall occur on the last day of the applicable severance period of the Participant. The employee costs of each benefit plan shall be deducted from the severance payments received by the Participant.

11.   Disputes.

      All claims for payments and other benefits under the Plan shall be determined by the Plan Administrator. The address of the Plan Administrator is:

               Plan Administrator
               Host Marriott Services Corporation Change in Control Host Marriott Services Corporation
               6600 Rockledge Drive
               Bethesda, MD 20817

      A final decision of the Plan Administrator may be appealed to the Compensation Policy Committee of the Host Marriott Services Corporation Board of Directors. All appeals must be in writing; clearly state the date and decision of the Plan Administrator from which the appeal is taken; and be post marked not more than ten (10) days after the final decision of the Plan Administrator. The address of the Compensation Policy Committee is:

               Compensation Policy Committee
               Host Marriott Services Corporation Change in Control Secretary of the Committee
               Host Marriott Services Corporation
               6600 Rockledge Drive
               Bethesda, MD 20817

12.   Termination of the Plan.

      The Plan shall terminate, unless extended by the Compensation Policy Committee, on December 31, 2005. The Plan may be terminated earlier by the Compensation Policy Committee, or the Company's Board of Directors, provided that each Participant shall consent to the early termination of the Plan.


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13.   Beneficiaries of Participants.

      In the event of the death of a Participant receiving payments under the Plan, the then remaining payments due to the Participant shall be paid in a lump sum, less applicable federal, state and local income and social security taxes, to the designated beneficiary of the Participant. No payments, benefits, or rights of any kind apply to a beneficiary in the event the Participant is deceased prior to the commencement of severance payments to the Participant.

14.   Successor to the Company.

      This Plan shall be binding on any successor to the Company, and any subsequent successor to the successor to the Company. A successor shall mean any person, without regard to whether the person is an individual, or partnership, corporation, Trustee, or any other form of business or administrative organization.

15.   ERISA Qualification.

      The Plan Administrator shall take all necessary steps to qualify the Plan under ERISA. The Plan shall be effective at all times without regard to whether the Plan shall eventually become ERISA qualified.

16.   Plan Amendment.

      The Plan may be amended from time to time by the Compensation Policy Committee. Any such amendment shall not reduce or otherwise diminish the rights and benefits of any Plan Participant without the Participant's consent.

17.   Gross-Up.

      (a) In the event it shall be determined that any payment, benefit or distribution (or combination or acceleration of rights thereof) provided (directly or indirectly) by the Company to or for the benefit of any Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan, or under the terms of any other plan, program, agreement or arrangement (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes, and the excise tax imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

      (b) All determinations required to be made under paragraph (a), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent public accountants, which shall provide detailed supporting calculations both to the Company and to the applicable Participant within fifteen (15) business days of the receipt of notice from the Participant that a payment has been or will be made, or such earlier time as is requested by the Company. The calculations prepared by such accounting firm may be reviewed on behalf of the Participant by a reputable certified accounting firm designated by the Participant. In the event of a dispute between the Company's accountants and the Participant's accountants, such firms shall jointly select a third nationally recognized certified public


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accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Participant and the Company. The reasonable fees and expenses of the accounting firms referenced above shall be borne by the Company. Any Gross-Up Payment with respect to a Payment shall be paid by the Company to the Participant at the time the Participant is entitled to receive the Payment.


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                                   SCHEDULE 1

      The following are approved Participants, at the designated levels, in the Host Marriott Services Corporation Change in Control Plan ("Plan"):

                Level 1:            William W. McCarten

                Level 2:            Brian W. Bethers
                                    James A. Boragno
                                    Michelle M. Green
                                    Joe P. Martin
                                    John J. McCarthy
                                    Thomas G. O'Hare

                Level 3:            Lori A. Cramp
                                    John M. Green

      I certify that the above persons are approved Participants in the Plan.



                                            -------------------------------
                                            Joe P. Martin
                                            Secretary of the Board
                                            Date:     May 17, 1999


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                                   SCHEDULE 2

                                CHANGE IN CONTROL

        A change in control shall have the following meaning:

      1. The acquisition of at least twenty percent (20%) of the common stock of Host Marriott Services Corporation ("HMS"), or its successor entity, sufficient to allow a person or persons acting in concert to elect a majority of the Board of Directors or otherwise effectively control the management of HMS; or

      2. A merger, dissolution, or other corporate transaction in which HMS or its successor-in-interest is not the surviving entity, or HMS or its successor-in-interest becomes a subsidiary or affiliate or any other corporation or other entity; or

      3. A determination by the Board of Directors of HMS, or a court or administrative agency with jurisdiction over the matter, that a change of control has occurred in HMS, or its successor entity; but

      4. A change of control shall not occur if Richard E. Marriott or J.W. Marriott, Jr., shall increase their ownership of HMS common stock.